UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     

Check the appropriate box:

         Preliminary Proxy Statement

         Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒         Definitive Proxy Statement

         Definitive Additional Materials

         Soliciting Material Pursuant to § 240.14a-12

SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒         No fee required.

         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)        Title of each class of securities to which transaction applies:

(2)        Aggregate number of securities to which transaction applies:

(3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)        Proposed maximum aggregate value of transaction:

(5)        Total fee paid:

         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)        Amount previously paid:

(2)        Form, Schedule or Registration Statement No.:

(3)        Filing party:

(4)        Date filed:

Spartan Motors, Inc.
1000 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

April 19, 2010

To Our Shareholders:

            You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 19, 2010, at 4:30 p.m., local time.  The annual meeting will be held at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813.

            At the annual meeting, we will vote on the election of Directors and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the current fiscal year.  In addition, you will hear a report on Spartan Motors’ business activities.  On the following pages you will find the notice of annual meeting of shareholders and the Proxy Statement.  We are mailing the Proxy Statement and enclosed proxy card to our shareholders on or about April 19, 2010.

            It is important that your shares be represented at the annual meeting, regardless of how many shares you own.  Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible or vote by Internet following instructions on the proxy card.  Sending a proxy card or voting by Internet will not affect your right to vote in person if you attend the meeting.

Sincerely, John E. Sztykiel President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

Spartan Motors, Inc.
1000 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

            You are cordially invited to attend the 2010 annual meeting of shareholders of Spartan Motors, Inc.  The meeting will be held on Wednesday, May 19, 2010, at 4:30 p.m., local time, at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813.  At the meeting, we will:

(1)	consider and vote on the election of two Directors to three-year terms expiring in 2013;

(2)	consider and vote on the ratification of the appointment of BDO Seidman, LLP as Spartan Motors’ independent registered public accounting firm for the current fiscal year; and

(3)	transact such other business as may properly come before the annual meeting.

            You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on March 22, 2010.

            Copies of the annual report to shareholders for the year ended December 31, 2009 and the annual report on Form 10-K for the fiscal year ended December 31, 2009 are enclosed with this notice.  We are mailing the following Proxy Statement and enclosed proxy card to our shareholders on or about April 19, 2010.

            Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2010:  Our Proxy Statement, Annual Report to Shareholders, and Form 10-K are available on the Internet at www.spartanmotors.com/asm.

Sincerely,

Thomas T. Kivell
Secretary

Charlotte, Michigan
April 19, 2010

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2010

PROXY STATEMENT

Introduction

Use of Terms

            In this Proxy Statement, “we,” “us,” “our,” the “Company,” “Spartan Motors,”  and “Spartan” refer to Spartan Motors, Inc., and “you” and “your” refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

            You are cordially invited to attend the 2010 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Wednesday, May 19, 2010, at 4:30 p.m., local time, at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813.  If you need directions, please contact Maryjane Shance at (517) 543-6400 or  at mjshance@spartanmotors.com.

Solicitation of Proxies

            This Proxy Statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors’ Board of Directors for use at the annual meeting, and any adjournment of the meeting.

Mailing Date

            This Proxy Statement is being mailed on and after April 19, 2010 to Spartan Motors’ shareholders as of the record date.

Purposes of the Meeting

            The purposes of the annual meeting are to consider and vote on:

•	the election of two Directors to three-year terms expiring in 2013;

•	the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the current fiscal year; and

•	such other business as may properly come before the meeting.

            We do not know of any other matters to be presented for consideration at the annual meeting.  If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

            You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on March 22, 2010.  Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

            As of March 22, 2010, there were 32,888,591 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

            If you are a shareholder of record, that is, your common stock is registered directly in your name with the transfer agent, American Stock Transfer & Trust Co., you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

            If voting by Internet, go to the website printed on the proxy card or www.voteproxy.com and enter the control number printed on the proxy card.  Your control number is the 11-digit number located beneath the Company name and account number on the upper right side of your proxy material.  Proceed to follow the instructions provided.

            Regardless of how you vote, if you specify a choice, your shares will be voted as specified.  If you do not specify a choice on your signed, returned proxy, your shares will be voted for: (1) the election of all nominees for Director named in this Proxy Statement, (2) the ratification of the appointment of BDO Seidman, LLP as Spartan Motors’ independent registered public accounting firm for the current fiscal year, and (3) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

“Street Name” Shareholders

            If you hold your shares in “street name,” that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker,” your broker must vote your shares if you provide it with proper and timely voting instructions.  Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

            If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

•	by delivering written notice of revocation to Spartan Motors’ Corporate Secretary, 1000 Reynolds Road, Charlotte, Michigan 48813;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via Internet; or

•	by attending the meeting and voting in person.

            Your last vote properly received before the polls are closed at the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

            If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

            In order for business to be conducted at the meeting, a quorum must be present.  The presence in person or by properly executed proxy of the holders of a majority of all of the issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting.  For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

            The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum.  If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

            Election of Directors.  A plurality of the shares voting is required to elect Directors.  This means that the nominees who receive the most votes will be elected to the open Director positions.  In counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will be counted as not voted.  These shares will be deducted from the total shares of which a plurality is required.

            Other Matters. The proposal to ratify the appointment of BDO Seidman, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will not be counted as voted. Shares that are not voted will be deducted from the total shares of which a majority is required.

            We do not know of any other matters to be presented for shareholder action at the annual meeting.

            Broker Non-Votes.  A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker.  Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Election of Directors

Nominees for Election

            The Board of Directors proposes that the following two individuals be elected as Directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2013:

Ronald Harbour

Richard F. Dauch

            Each nominee is presently a Director of Spartan Motors whose term will expire at the annual meeting.  Biographical information concerning the nominees appears below under the heading “Spartan Motors’ Board of Directors and Executive Officers,” beginning on page 6.

            The persons named as proxies in the proxy card intend to vote for the election of each of the nominees.  The proposed nominees are willing to be elected and to serve as Directors of Spartan Motors.  However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees.  If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s).  Proxies will not be voted for more than two nominees.

Your Board of Directors recommends that you vote FOR election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

            The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors’ outstanding shares of common stock as of March 22, 2010 (or any different dates specified in the footnotes to the table):

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class

BlackRock, Inc. (1) 40 East 52nd Street New York, New York 10022	2,856,407	2,856,407	-	2,856,407	8.69%

(1)

Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2010.  The Schedule 13G indicates that, as of December 31, 2009, BlackRock, Inc. was considered the beneficial owner of 2,856,407 shares of Spartan Motors common stock.  (The Schedule 13G also references that BlackRock, Inc. completed its acquisition of Barclays Global Investors on December 1, 2009.)

Security Ownership of Management

            The following table sets forth the number of shares of common stock that each of Spartan Motors’ Directors and nominees for Director, each of the named executive officers (as that term is defined in the Summary Compensation Table on page 18) and all Directors and executive officers (including all named persons) as a group beneficially owned as of March 22, 2010:

Amount and Nature of Beneficial Ownership(1)

Name of Beneficial Owner

	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)(3)	Percent of Class

William F. Foster	1,158,725	469,365	1,628,090	4.95%
John E. Sztykiel	695,852	145,028	840,880	2.56%
David R. Wilson (4)	217,359	23,625	240,984	*
George Tesseris (5)	145,926	12,000	157,926	*
Kenneth Kaczmarek	70,668	--	70,668	*
Hugh W. Sloan, Jr.	28,805	--	28,805	*
Richard R. Current	11,360	--	11,360	*
Ronald Harbour	6,360	--	6,360	*
Richard F. Dauch	--	--	--	*
Thomas W. Gorman	20,000	800	20,800	*
Joseph M. Nowicki	15,000	--	15,000	*
Thomas T. Kivell	8,000	--	8,000	*
James W. Knapp (6)	--	31,674	31,674	*
All Directors and executive officers as a group	2,379,459	681,088	3,060,547	9.31%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that are exercisable within 60 days after March 22, 2010, that were awarded under Spartan Motors’ 1994 Incentive Stock Option Plan, the Stock Option and Restricted Stock Plan of 1998, the Stock Option and Restricted Stock Plan of 2003, the Stock Incentive Plan of 2005, and the Stock Incentive Plan of 2007.  Shares held directly include restricted shares, which are detailed in the tables on pages 22 and 29, for the Officers and the Directors, respectively.  These numbers also include shares that the named individual has a right to acquire through the exercise of Stock Appreciation Rights (“SARs”) exercisable within 60 days after March 22, 2010.  These SARs entitle the holder to obtain a number of shares of common stock having a value equal to the difference between the market value of the stock at exercise and the exercise price of the SARs, multiplied by the number of SARs being exercised.  For the purposes of this table, we have used the closing price of the Company’s common stock on March 22, 2010 as the market value, which was $5.71.  The number of shares subject to such stock options, and the number of shares that may be acquired upon the exercise of such SARs, is shown below for each listed person:

	Options	SARs
William F. Foster	112,497	1,404
John E. Sztykiel	134,997	2,246
David R. Wilson	132,750	1,684
George Tesseris	78,750	786
Kenneth Kaczmarek	7,875	786
Hugh W. Sloan, Jr.	-	-
Richard R. Current	-	-
Ronald Harbour	-	-
Richard F. Dauch	-	-
Thomas W. Gorman	-	-
Joseph M. Nowicki	-	-
Thomas T. Kivell	-	-
James W. Knapp	-	1,404
All Directors and executive officers as a group	466,869	8,310

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	Mr. Wilson will not be standing for re-election when his current term ends on May 19, 2010.
(5)	Mr. Tesseris will not be standing for re-election when his current term ends on May 19, 2010.

(6)	Mr. Knapp retired effective July 3, 2009.

Spartan Motors’ Board of Directors and Executive Officers

            Spartan Motors’ Board of Directors currently consists of nine Directors.  The Board of Directors is divided into three classes, with each class as nearly equal in number as possible.  Each class of directors serves a successive three-year term.

            Mr. David Wilson and Mr. George Tesseris will retire from the Board of Directors at the expiration of their terms on May 19, 2010.  In anticipation of these retirements, the Board of Directors increased the size of the Board from eight Directors to nine Directors in February of 2010 and appointed Mr. Richard F. Dauch as a Director, with a term expiring at the Annual Meeting of Shareholders to be held May 19, 2010.  In addition, the Board elected Mr. Hugh Sloan Jr. to become Chairman at the 2010 annual meeting following Mr. Wilson’s retirement. Mr. Sloan has over 35 years of experience in the automotive industry serving in various leadership positions, as described in more detail below.

            Biographical information concerning Spartan Motors’ Directors (including the persons who are nominated for election to the Board of Directors) and the named executive officers is presented below.

Nominees for Election as Directors with Terms Expiring in 2010

            Ronald Harbour (age 53) was appointed to the Board of Directors in April of 2009.  Mr. Harbour is a partner with Oliver Wyman, a global management consulting firm.  He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007.  Over his 27 years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry, such as the Company and the Company's suppliers and customers.

            Richard F. Dauch (age 49) was appointed to the Board of Directors in February of 2010.  Since June of 2008, Mr. Dauch has served as President and CEO of global mechanical fastener supplier, Acument Global Technologies, Inc.  He held prior leadership roles during a 13-year career at American Axle & Manufacturing, a global supplier of driveline, drive train and chassis systems, as well as at United Technologies Carrier Corporation, after concluding an 11-year career in the United States Army.  Mr. Dauch is a member of the board of directors of the Original Equipment Suppliers Association, the Michigan Manufacturers Association, and the St. Joseph Mercy Oakland Foundation.  He also serves on the board of directors and is president of the West Point Army Football Club.  Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT “Leaders For Manufacturing” program. Mr. Dauch's 25 years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board.

Directors with Terms Expiring in 2011

            Richard R. Current (age 65) was appointed to the Board of Directors in 2008. Since November 1999, Mr. Current, a CPA, has served as Vice President and Chief Financial Officer of Neogen Corporation. In 2007, he was given the added title of Secretary of Neogen. Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of The Shane Group, Inc., a privately held company, from 1991 to 1994. Prior to this, Mr. Current practiced with the public accounting firm Ernst & Young LLP for 24 years.  He served as Managing Partner from 1986 to 1991 at its Lansing, Michigan office.  Mr. Current’s 19 years experience as a Chief Financial Officer of two separate public companies and one private company, in addition to his 24 years as an auditor, allows him to provide valuable insight and expertise to the Board.  This is particularly true with respect to the Board's oversight of financial reporting, internal controls, and similar issues.  Mr. Current currently serves as the Chairman of the Audit Committee of the Board.

            William F. Foster (age 68) has been a Director since 1978.  Mr. Foster, a firefighter for approximately 30 years, is a founder of Spartan Motors and has served as its Vice President since 1976.  From 1965 to 1975, Mr. Foster served as a designer draftsman for Diamond Reo Trucks, Inc.  The Board of Directors benefits from Mr. Foster's continuity as a director  and officer of the Company for over 30 years.  As a founder of the Company and as a Vice President still actively engaged in the operations and strategic direction of the Company, Mr. Foster's participation on the Board is key and provides a different perspective than that of other directors.

            Hugh W. Sloan, Jr. (age 69) was appointed to the Board of Directors in 2007 and will serve as Chairman of the Board to become effective at the annual shareholder meeting on May 19, 2010 upon the retirement of Mr. Wilson.  Since 1998, Mr. Sloan has served as the Deputy Chairman of the Board of Directors of Woodbridge Foam Corporation, a leading supplier of urethane technologies to the automotive industry.  For more than 20 years, Mr. Sloan held various management positions with Woodbridge, including President of the company’s automotive group.  Mr. Sloan is also a Director of Manulife Financial Corporation, a leading Canadian-based financial services group whose stock trades on the New York, Toronto, and Pacific Stock Exchanges. Mr. Sloan is also a Director of Wescast Industries, an automotive supplier whose stock trades on the Toronto Stock Exchange.  Mr. Sloan's current and previous roles with companies within the automotive industry, including publicly-held companies, allow him to provide valuable insight and experience to the Board.

Directors with Terms Expiring in 2012

            John E. Sztykiel (age 53) has been a Director since 1988.  Mr. Sztykiel has been Spartan Motors’ President since December 1992 and Chief Executive Officer since June 2002.  He was the Chief Operating Officer from December 1992 to June 2002.  Mr. Sztykiel previously served as the Executive Vice President and Vice President of Sales of Spartan Motors from 1989 to 1990.  From 1985 to 1989, he was the Director of Marketing – Diversified Products Group.  As the current President and CEO of the Company, Mr. Sztykiel's participation on the Board is critical in terms of the Board's oversight of the Company's operations and strategic direction.

            Kenneth Kaczmarek (age 70) has been a Director since 2003.  Mr. Kaczmarek brings nearly four decades of automotive and heavy-truck industry experience to the Board of Directors.  Prior to joining the Board of Directors, Mr. Kaczmarek was an independent consultant to the automotive industry from 1996 to 2000.  From 1994 to 1996, Mr. Kaczmarek had various executive responsibilities, including service as President of Volvo Truck Finance during its start-up phase.  From 1981 to 1994, he was the Chief Financial Officer and Executive Vice President of Finance of Volvo GM Heavy Truck Corporation.  Mr. Kaczmarek's vast experience within the automotive industry, and the heavy truck industry in particular, is valuable to his participation on the Board of Directors.

Directors Not Standing for Re-Election

            George Tesseris (age 78) has been a Director since 1984.  Mr. Tesseris has been a practicing partner with the law firm of Tesseris, P.C. (formerly Tesseris and Crown, P.C.) since 1981.  From 1972 to 1981, Mr. Tesseris was a partner in the law firm of Church, Wyble, Kritselis and Tesseris.  His legal expertise is particularly valuable in the Board's oversight of the Company's risk management.

            David R. Wilson (age 74) has been a Director since 1996 and Chairman of the Board since June 2002.  Since 1993, Mr. Wilson has been an independent consultant to the automotive and commercial vehicle industry.  From 1982 to 1993, Mr. Wilson was Vice President of Volvo GM Heavy Duty Truck

Corporation and from 1979 to 1982, Mr. Wilson served as general manager of field operations for Mercedes Benz of North America.  The experience and industry knowledge gained by Mr. Wilson throughout his career within the automotive industry has been valuable to the Board of Directors throughout his term as a director of the Company.

Executive Officers Who Are Not Directors

            Thomas W. Gorman (age 58) joined the Company as Chief Operating Officer in June of 2009.  When he joined Spartan Motors, Mr. Gorman had over 26 years of experience in management, operations, and manufacturing in the automotive systems industry, most recently serving as President of Business Development and Engineering with Fluid Routing Solutions in Southfield, Michigan.  He previously served as President and Chief Operating Officer of North American operations for Northville based ZF Lemforder Corporation.  Prior to that, Mr. Gorman was employed by automotive and systems component maker Dana Corporation, for over 17 years.

            Joseph M. Nowicki (age 48) joined the Company in June of 2009 as its Chief Financial Officer.  Prior to joining the Company, Mr. Nowicki worked in various capacities with the Michigan-based furniture manufacturer, Herman Miller, Inc., for 17 years.  During that time, Mr. Nowicki gained experience in financial management and operations in his positions as Vice President of International Finance, Vice President within North American Finance and Treasurer. Before joining Herman Miller, Mr. Nowicki held several operations and finance positions, including working for IBM and General Motors and spending several years in public accounting. Mr. Nowicki is a Certified Public Accountant (CPA) and also serves as the Treasurer and Chief Corporate Compliance Officer of Spartan Motors, Inc.

            Thomas T. Kivell (age 57) joined the Company as Vice President and General Counsel in November of 2008.  Mr. Kivell joined Spartan from GE Aviation, where he served as general counsel to its Digital Systems business unit, and its predecessor, Smiths Aerospace, since 1996.  During his tenure there, he was the senior legal staff member responsible for the Electronic Systems unit of Smiths Aerospace, and served as the sole attorney for Smiths Aerospace in the United States over a four-year period.  In 2002, he was a founder of a new legal and compliance department for Smiths Aerospace, unifying several other legal and compliance departments.  Prior to his position with GE Aviation and Smiths Aerospace, he was co-owner and CEO of a general design and contracting firm. Mr. Kivell also founded and managed a private law practice. In his career, he has also served in legal counsel and contract management positions for Armored Vehicle Technologies Associated, a joint venture between General Dynamics Land Systems and FMC Corporation, and with General Dynamics Land Systems. Before beginning his legal career, Mr. Kivell was a project engineer for tracked military vehicle programs.  Mr. Kivell also serves as Secretary of Spartan Motors, Inc.

Board Meetings, Annual Meeting  and Committees

            Spartan Motors’ Board of Directors held 14 meetings during 2009.  Each Director who served as a Director during the full 2009 fiscal year attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings and (2) the total number of meetings held by all committees of the Board of Directors on which he served (held during the periods that he served on such committees).  Spartan Motors does not have a policy regarding Director attendance at annual shareholder meetings.  Typically, all or most of the Directors of Spartan Motors attend the annual shareholder meeting.  With one exception, all of the then-current Directors of Spartan Motors attended the annual meeting of shareholders in 2009.  Independent Directors also meet regularly in executive sessions without the presence of management.

            The Board of Directors has determined that Messrs. Current, Kaczmarek, Sloan, Tesseris, Wilson, Harbour, and Dauch are “independent,” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

            The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.  Information regarding each of the committees as of the mailing date of this Proxy Statement is as follows:

            Audit Committee.  The Audit Committee has been established in accordance with the Securities Exchange Act of 1934.  Its primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to:  Spartan Motors’ financial statements and the accounting and financial reporting process; Spartan Motors’ systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors’ financial statements; legal and regulatory compliance; and ethics issues.  Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors.  The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company’s website, www.spartanmotors.com.

            The Audit Committee has a Pre-Approval Policy related to the audit and non-audit services performed by the independent registered public accounting firm.  All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee.  The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

            The Audit Committee meets the definitions of an “audit committee” under applicable Nasdaq and SEC rules.  Each member of the Audit Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members.  Messrs. Current (Chairman), Sloan, Wilson, and Kaczmarek are members of the Audit Committee.  The Board of Directors has determined that Messrs. Current and Kaczmarek are audit committee “financial experts” as the term is defined in rules of the Securities and Exchange Commission and all four are Independent Directors as defined by Nasdaq.  The Audit Committee met in person four times during 2009 and conducted four conference call meetings.

            Compensation Committee.  The responsibilities of the Compensation Committee include:

•	exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates;

•	recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors’ executive officers;

•	reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors’ stock incentive plans; and

•	reviewing all material proposed stock incentive plan changes.

            The Compensation Committee also determines the employees to whom stock incentives will be granted, the number of shares covered by stock incentive, the terms and other matters associated with equity-based compensation awards.

            The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors.  The Compensation

Committee charter is available on our website, www.spartanmotors.com.  The Committee does not delegate to other persons the duties with which it is charged under the charter. For specific information regarding the processes and procedures of the Compensation Committee, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

            Messrs. Tesseris (Chairman), Sloan, Wilson, and Harbour are members of the Compensation Committee.  Each member of the Compensation Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. The Compensation Committee met five times during 2009 and conducted one conference call meeting.

The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation and the compensation of the other executive officers who are named in the Summary Compensation Table, including salary, bonuses, equity and other incentive compensation, accumulated realized and unrealized stock options, stock appreciation rights and restricted stock gains, the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

            Based on its review described above, the Compensation Committee found Mr. Sztykiel’s and the named executive officers’ total compensation in the aggregate to be appropriate and not excessive.  All recommendations of the Compensation Committee with respect to 2009 compensation were unanimous and were approved and adopted by the Board of Directors without modification.  For more information, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

            Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors’ Board of Directors criteria for the selection of candidates for Director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of Directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders.  In addition to its responsibilities regarding Director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance.  Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters.  In addition, the Committee reviews the Company’s adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

            The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company's website, www.spartanmotors.com.

            The Corporate Governance and Nominating Committee will consider candidates who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a Director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a Director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a Director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

            The Committee believes the foregoing qualities are the most important qualifications for any Director or Director nominee; however, in identifying candidates for Directors, the Board considers other attributes that may make a person a strong Director.  One such attribute that is considered is the potential diversity of viewpoint that a potential candidate would likely bring to the Board of Directors, which could be the result of the person's background, current occupation, career history, and other factors.

            As the need to make changes or additions to the Board arises, the Committee gives consideration to the Board size, experiences, and needs.  The Committee may use outside resources, including consultants retained by the Committee, to assist in the process of establishing the criteria for Director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the Committee.  Regardless of how they are identified, candidates must understand, accept, and value the culture and history of Spartan Motors, Inc.

Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of Directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders.  The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all Director nominees, regardless of the party making the Director nomination.

            Each member of the Corporate Governance and Nominating Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members.  Kenneth Kaczmarek (Chairman), David Wilson, and George Tesseris are the members of the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee met five times during 2009.

            Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders.  Spartan Motors’ bylaws provide that any shareholder entitled to vote generally in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of the shareholder’s intent to make a nomination or nominations has been given to Spartan Motors’ Secretary at least 120 days before the one-year anniversary date of the notice of the previous year’s annual meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which Directors will be elected.

            Each such notice to the Secretary must include:

•	the name, age, business address and residence of each nominee proposed in the notice;

•	the principal occupation or employment of each nominee;

•	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure; Role in Risk Oversight

            The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors.  Although Mr. Sztykiel, our President and CEO, serves as a Director, the Board of Directors is chaired by Mr. David Wilson, a non-employee Director who meets Nasdaq standards for being an independent director.  The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company's executive management team, led by Mr. Sztykiel.  The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

            The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business.  The Board's risk oversight function is largely carried out through the Board's independent oversight of the executive management team and, in particular, its oversight of the various operational, industries, economic, and other risk factors faced by the Company.  The Board is an active Board that meets regularly with consistent input from all Directors.  All but two of the Directors have been determined to meet the independence standards of applicable Nasdaq rules.  In addition, the Company believes that the strength and experience of its Directors is important to their independent oversight of the executive management team.   Those members of the executive management team who have particular risk management responsibilities, including primarily the CEO and CFO, report directly to the Board of Directors on a regular basis.  In addition, the Board regularly hold sessions of the independent Directors only, without the presence of any employee Directors or other executives of the Company.

            In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. These functional areas are described in more detail on the preceding pages for each Committee’s responsibilities.

Finally, the Board works to ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Communicating with the Board

            Shareholders and interested parties may communicate with members of Spartan Motors’ Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o Thomas T. Kivell, Secretary, Spartan Motors, Inc., 1000 Reynolds Road, Charlotte, Michigan 48813.  All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

            The Compensation Committee’s executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve superior financial performance.  The Compensation Committee’s policies are designed to achieve the following five primary objectives:

•	integrate management’s compensation with the achievement of Spartan Motors’ annual and long-term performance goals;

•	reward excellent corporate performance;

•	recognize individual initiative and achievement;

•	attract and retain qualified management; and

•	align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value.

            The Compensation Committee sets management compensation at levels that the Compensation Committee believes are competitive with other companies in Spartan Motors’ industry.

Elements of Compensation

            Executive compensation consists of both cash and equity, and includes:

•	Base salary;

•	SPAR Plan Bonuses (explained below); and

•	Ownership/Equity compensation such as stock grants, restricted stock, stock options, and stock appreciation rights.

            Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above.  The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to take risk and adopt an ownership mentality.  The elements of the executive compensation program are described in detail below.

            The Compensation Committee believes that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase.  For this reason, the percentage of executive officers’ potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

Base Salary

            Base salary is a fundamental component of the Company’s compensation system and competitive salary levels are necessary to attract and retain well qualified executives.  The Compensation Committee determines base salaries for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive marketplace for similar management talent.  The Compensation Committee’s salary review process includes a comparison of base salaries for comparable positions at companies of similar type, size and financial performance. Towers Watson has been engaged from time to time over the last couple of years to benchmark the salaries of the officers and make compensation recommendations. Details regarding the benchmarking process appear below under the heading “Compensation Committee Processes and Procedures;

Participation of Management; Benchmarking Process” on page 16.

            The Compensation Committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors’ executives.  The Compensation Committee determines annual salary adjustments by evaluating the competitive marketplace, the performance of Spartan Motors, the performance of the executive, any increased responsibilities assumed by the executive, and other relevant factors.  The Compensation Committee does not give specific weight to any particular factor.  Salary adjustments generally are determined and implemented on a 12-month cycle, but the Compensation Committee may undertake more frequent adjustments as it deems appropriate.  The Compensation Committee believes that the executive officers’ 2009 base salaries continue to be below the median salary levels for comparable companies. As stated on the previous page, total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality.

Performance – SPAR Plan Bonuses

            SPAR Plan

In 2001, the Board of Directors adopted the Spartan Motors, Inc. Spartan Profit and Return Plan (the “SPAR Plan”).  The SPAR Plan is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market’s evaluation of Spartan Motors’ performance, and communicate Spartan Motors’ financial objectives in a clear and quantifiable manner.  Participants in the SPAR Plan include key management personnel and other persons that are included upon the recommendation of the President of Spartan Motors and the approval of the Chairman of the Board of Spartan Motors.  The Compensation Committee is responsible for annually reviewing the provisions of the SPAR Plan and approving all payouts under it.

The SPAR Plan contains two separate bonus opportunities for participants:

            1.  Quarterly Bonus Program

            Full-time employees of Spartan Motors, Inc. and Spartan Chassis, Inc., including all executive officers, participated in its Quarterly Bonus Program in 2009.  Cash bonuses paid under this program are calculated by dividing a percentage of the SPAR (or Economic Value Add, “EVA”) generated for a fiscal quarter by the number of participants.  All participants within a business unit (i.e. Spartan Chassis and Spartan Motors) receive the same quarterly bonus, regardless of position and compensation level.

            In 2009, the quarterly bonuses payable under the SPAR Plan to the named executive officers were made based on the periods of time they were employed.  Messrs. Sztykiel, Foster, Knapp and Kivell each earned $1,848 under this program.  Mr. Gorman and Mr. Nowicki did not earn a quarterly bonus in 2009 as there was no payout during the last two quarters of the year.  Mr. Gorman and Mr. Nowicki each joined the Company in June of 2009 and were not eligible for quarterly bonuses under the SPAR Plan until the third quarter of 2009.

2.  Annual SPAR Bonuses

            The SPAR Plan provides that executive officers and some managers may earn cash bonuses based on Spartan Motors’ or a subsidiary’s achievement of a target amount of net operating profit after tax for a given year, less a capital charge based upon the tangible net operating assets employed in the business.  This amount is known as the “SPAR goal” and reflects an Economic Value-Added (EVA) model.  The Compensation Committee established the following SPAR goals for the year ended December 31, 2009:

Spartan Motors, Inc.	$3,204,000
Spartan Motors Chassis, Inc.	$5,805,000

Each participant’s annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees and detailed below for the named executive officers) by (2) the SPAR multiple by (3) the participant’s annual salary.  The “SPAR multiple” is a fraction or a multiple of the SPAR goal.  For example, if the net operating profit after tax for a given year, less the capital charge, was exactly twice the applicable SPAR goal, then the SPAR multiple would be 2.0 for that year, and this multiple would be expressed as “2.0X”.  The “target bonus percentage” is a percentage of the participant’s salary.  For 2009, each named executive officer’s target bonus percentage was as follows:

John Sztykiel	45%
Joseph Nowicki	40%
Thomas Gorman	40%
Thomas Kivell	40%
William Foster	25%
James Knapp	45%

Based on 2009 performance, the actual SPAR multiple for Spartan Motors was 0.0X and for Spartan Chassis it was 0.5X.  All named executive officers were eligible for bonuses based on Spartan Motors’ SPAR multiple, except for Mr. Foster, who received a bonus based on Spartan Chassis’ SPAR multiple.  As a result and except as described below with respect to certain guaranteed bonuses, there was no annual SPAR bonus earned by any of the named executive officers for 2009, with the exception of Mr. Foster.  Mr. Foster’s 2009 actual annual SPAR bonus earned was $16,536.

            In connection with Mr. Gorman joining the Company in June 2009, he was guaranteed annual bonuses under the SPAR Plan of $20,000 for 2009 and $30,000 for 2010.  In connection with Mr. Nowicki joining the Company in June 2009, he was guaranteed annual bonuses under the SPAR Plan of $15,000 for 2009 and $25,000 for 2010.

            The SPAR Plan generally requires that 25% of the amount that would otherwise be payable to a participant for a given year be deferred or “banked.”  Amounts that are banked accrue interest and may be paid in future years, but they are subject to forfeiture in accordance with the terms of the SPAR Plan.  For more details regarding these deferral features of the SPAR Plan, see the “Non-Qualified Deferred Compensation” table on page 24 and accompanying narrative below.

            At the discretion of the Compensation Committee, a SPAR multiple in excess of 2.6X may be paid to certain of the named executive officers in the form of the Company’s Common Stock.  For fiscal year 2009, all SPAR Plan  bonuses, as described above, were paid in cash.

Ownership/Equity Compensation

            Spartan Motors’ equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value.  The Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors, Inc. stakeholders.

            Spartan Motors currently grants to its named executive officers restricted stock and common stock under the Stock Option and Restricted Stock Plan of 2003, the Stock Incentive Plan of 2005, and the Stock Incentive Plan of 2007.  The Compensation Committee did not grant stock options or stock appreciation rights in 2009.

            The Compensation Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate), and approves management’s recommendations for awards.

            Until 2005, absent unusual circumstances, the Compensation Committee had historically granted stock options on an annual basis to officers, employees, and Directors who are employees of Spartan Motors and on a biannual basis to Directors who were not employees of Spartan Motors.  In 2005, Spartan Motors began the practice of granting shares of restricted stock and stock appreciation rights to officers, key employees and non-employee Directors, instead of stock options.

            In 2008, the Company discontinued the granting of stock appreciation rights in lieu of restricted stock that vests over time.  This was considered a method to retain key personnel while rewarding them with equity awards that are aligned with longer term shareholder returns.  Additionally, restricted stock awards can be more effective at retaining key personnel in a volatile or depressed stock market. The Company believes that restricted stock helps the executives focus on creating shareholder value, while the time-based vesting feature provides a strong incentive for the executives to commit themselves to the Company for the long-term.  Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner.

Except for Mr. Foster and Mr. Knapp, restricted stock awards granted to the named executive officers in 2009 vest at a rate of 20% per year for a period of five years (as long as the executive remains employed with the Company).  Mr. Foster and Mr. Knapp were both retirement-eligible at the time the stock was granted and therefore received fully-vested stock instead of restricted stock.

Quantity and Mix of Awards

            In determining the number of shares of stock and other share-based awards to be granted to an officer or employee, the Compensation Committee takes into consideration the levels of responsibility and compensation of the individual.  The Compensation Committee also considers the recommendations of the Chief Executive Officer (other than for awards to the Chief Executive Officer), the individual performance of the officer or employee, and the number of shares or other compensation awarded to officers or employees in similar positions at other companies.  Generally, both the number of shares or share-based awards granted and their proportion relative to total compensation increase corresponding to the level of a participant’s responsibility.  Although the Compensation Committee also may consider the number of options and shares already held by an officer or employee, the Compensation Committee does not consider this factor to be particularly important in determining the size or type of awards.

Chief Executive Officer

            The Chief Executive Officer’s compensation is based on the policies and objectives outlined above for all executive officers.  The Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of Mr. Sztykiel’s potential compensation.  In 2009, Mr. Sztykiel’s gross weekly pay remained unchanged at $6,577.  This is consistent with an overall compensation package weighted toward performance based incentives.

Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process

            The Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors’ executive compensation policies.  The Compensation Committee also administers Spartan Motors’ executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers.  The Compensation Committee consists of four Directors, none of whom is a current or former employee of Spartan Motors.

            Other than Mr. Sztykiel and Mr. Nowicki, none of the Company’s named executive officers participate in the discussions with the Compensation Committee.  Mr. Sztykiel and Mr. Nowicki participate only to assist in the process of determining the compensation for executives other than themselves, and to provide information to the Compensation Committee regarding Company performance, operations, strategies, and other information requested by the Compensation Committee.  Mr. Knapp, the former CFO, historically participated in these Committee meetings as well.

            The Compensation Committee’s written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers.  Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

            The Compensation Committee periodically engages independent third party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies against whom we must compete for talent.  The Compensation Committee uses this data to design and implement competitive compensation programs.  Independent consultants engaged by the Compensation Committee are not required to answer to management.  In the course of the past three fiscal years, the Committee has engaged Watson Wyatt to benchmark officer salaries and other compensation incentives.

            To perform compensation benchmarking, Watson Wyatt relied on several sources, including published surveys (Watson Wyatt Data Services Top Management Survey and Mercer Executive Compensation Survey) and proxy statement information for a group of peer companies. Base salary, annual and long term incentives were covered in this benchmarking analysis. The peer companies were selected based on certain criteria including those having similar sales revenue, industry and complexity of operations as the Company.  The list of identified peer companies for this survey included: Aftermarket Tech., Alamo Group Inc., Fed Screw Works, Gencorp Inc., Gentex Corp., Kaydon Corp., Keystone Auto, Marine Products, Methode Electronics, Miller Industries, NN Inc., and R&B Inc., Stoneridge Inc., Strattec Security, Supreme Industries and Trex Co Inc. The Compensation Committee used this information in making its decision for the officers’ compensation.

Pricing Equity Awards; Disclosure of Information

            Spartan Motors has long observed a policy of setting the exercise price for stock options, stock appreciation rights, and other share-based awards equal to the closing market price on the date of the grant (or most recent closing price if the date of the grant is not a trading day).  Stock options and stock appreciation rights are not repriced.  We do not “backdate” stock options or any other share based payments.  In 2009, no stock options or stock appreciation rights were granted.

            The Board of Directors is committed to maintaining the integrity of the compensation philosophy and programs.  As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards.  We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Personal Benefits; Perquisites

            We believe that compensation in the form of perquisites and personal benefits do not provide transparency for shareholders or serve our compensation philosophy.  Consequently, such benefits play a very minor role in the compensation program.

Tax Deductibility of Executive Compensation

            Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to the named  executive officers in excess of $1 million annually, with some exceptions.  We have examined the executive compensation policies in light of Section 162(m) and the regulations under that section.  We do not expect that any portion of Spartan Motors’ deduction for employee remuneration will be disallowed in 2010 or in future years by reasons of awards granted in 2009.

Other Information

            We do not provide a defined benefit pension to our named executive officers.  We have not entered into any formal employment agreements with our executive officers; however, in some cases, we have committed to provide certain benefits to these executives.  Those commitments are described in this Proxy Statement.

Compensation Summary

            The following table shows certain information concerning the compensation earned by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, one other executive officer who served as Vice President, and the former Chief Financial Officer, who retired in July of 2009.  The individuals identified in the table may be referred to as the “named executive officers” in this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)		Stock Awards (2) ($)	Option Awards (3) ($)		Non-Equity Incentive Plan Compen- sation (4) ($)	All other Compen- sation (5) ($)	Total ($)

John E. Sztykiel, President, CEO, and Director	2009 2008 2007	$338,058 348,581 330,583	$	-- -- 26,000	$679,800 -- 853,630	$	-- -- 73,600	$88,799 990,940 442,675	$38,231 11,245 19,261	$1,144,888 1,350,766 1,689,767

Joseph M. Nowicki, (6) CFO	2009	112,507		--	169,950		--	15,000	2,648	300,105

Thomas W. Gorman, (7) COO	2009	137,264		--	226,600		--	20,000	3,318	387,182

Thomas T. Kivell, (8) VP and General Counsel	2009 2008	148,289 17,310		-- 20,000	90,640 --		-- --	1,848 541	2,269 --	243,046 37,851

William F. Foster, VP and Director	2009 2008 2007	130,762 131,444 122,891		-- -- --	308,629 184,747 400,394		-- -- 44,800	20,655 185,940 90,214	5,171 9,080 8,848	465,218 511,211 610,355

James W. Knapp, (9) Retired CFO	2009 2008 2007	158,530 214,520 205,667		-- 26,000 8,000	453,200 253,640 408,123		-- -- 41,600	10,437 716,871 254,222	18,200 10,192 7,726	640,367 1,221,223 893,541

(1)	Amounts in this column reflect one-time cash bonuses earned and expensed by the Company in the respective year.

(2)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards.  The fair values were determined in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, “Stock Compensation.”  For information regarding valuation assumptions, see Note 11 –Stock Based Compensationto the Consolidated Financial Statements for the year ended December 31, 2009.

(3)

Amounts shown in this column represent the aggregate grant date fair value of the option awards or the stock appreciation rights.  The fair values were determined in accordance with FASB ASC Topic 718, “Stock Compensation.”  For information regarding valuation assumptions, see Note 11 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2009.

(4)

Consists of performance-based non-equity compensation earned under the SPAR Plan for the respective year and earnings on SPAR Plan awards.  Please see the “Compensation Discussion and Analysis” section of this Proxy Statement and the narrative discussion following this table for details.  Earnings on SPAR Plan awards for 2009 for each named executive officer are detailed in the Non-Qualified Deferred Compensation table on page 24.

(5)

The 2009 amounts reported in this column consist of (i) the Company’s matching contribution to the named executive officer’s qualified 401(k) retirement plan as follows:  $6,783 for Mr. Sztykiel, $1,898 for Mr. Nowicki, $2,318 for Mr. Gorman, $1,869 for Mr. Kivell, $5,171 for Mr. Foster, and $3,248 for Mr. Knapp; (ii) dividends paid on restricted stock as follows:  $9,419 for Mr. Sztykiel, $750 for Mr. Nowicki, $1,000 for Mr. Gorman, $400 for Mr. Kivell, $0 for Mr. Foster, and $0 for Mr. Knapp; (iii) the Company’s matching contribution to the SERP of $14,889 for Mr. Sztykiel and $14,952 for Mr. Knapp.  The other named executive officers did not participate in the SERP plan; and amounts paid for country club dues of $7,140.

(6)	Mr. Nowicki joined the Company on June 30, 2009. Accordingly, the information presented is for a partial year.

(7)	Mr. Gorman joined the Company on June 30, 2009. Accordingly, the information presented is for a partial year.

(8)	Mr. Kivell joined the Company on November 17, 2008. Accordingly, the information presented in 2008 is for a partial year.

(9)	Mr. Knapp retired on July 3, 2009. Accordingly, the information presented is for the partial year ended on the date of retirement.

Grants of Plan-Based Awards During 2009

            The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

Name	Grant Date	Date the Compensation Committee Took Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)

John E. Sztykiel	N/A	N/A	$--	$200,531	$--	--	--	--	--	$--
	6/30/09	6/18/09	--	--	--	--	--	--	60,000	679,800

Joseph M. Nowicki	N/A	N/A	15,000	73,200	--	--	--	--	--	--
	6/30/09	6/18/09	--	--	--	--	--	--	15,000	169,950

Thomas G. Gorman	N/A	N/A	20,000	74,428	--	--	--	--	--	--
	6/30/09	6/18/09	--	--	--	--	--	--	20,000	226,600

Thomas T. Kivell	N/A	N/A	--	73,210	--	--	--	--	--	--
	6/30/09	6/18/09	--	--	--	--	--	--	8,000	90,640

William F. Foster	N/A	N/A	--	10,539	--	--	--	--	--	--
	6/30/09	6/18/09	--	--	--	--	--	--	27,240	308,629

James W. Knapp(5)	N/A	N/A	--	69,282	--	--	--	--	--	--
	6/30/09	6/18/09	--	--	--	--	--		40,000	453,200

(1)

The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal 2009 under the SPAR Plan described under “Compensation Discussion and Analysis” above.  The actual amount earned by each named executive officer under the SPAR Plan for fiscal 2009 is reported in the Summary Compensation Table above.  The target amounts represent the target cash award for each named executive officer for 2009 performance.  Each target amount assumes a SPAR multiple of 1.2X with the exception of Mr. Foster’s (whose bonus is based on Spartan Chassis’ performance) which assumes a SPAR multiple of 0.25X.  (See page 15 above for further information on the “SPAR multiple”.)  In most cases, threshold and maximum amounts are not reported because the actual award is based on Company performance and can be any value with a minimum of zero and no theoretical maximum.  However, in connection with their respective hirings in June of 2009, Mr. Nowicki was guaranteed a minimum annual bonus of $15,000 under the SPAR Plan for 2009 and Mr. Gorman was guaranteed a minimum annual bonus of $20,000 under the SPAR Plan for 2009.  For details regarding how awards under the SPAR Plan are determined, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

These columns typically represent possible awards of common stock under the Company’s SPAR Plan.  Under the terms of the SPAR Plan, if the actual SPAR multiple for 2009 would have exceeded 2.6X, then the Compensation Committee, in its sole discretion, may pay the portion of the award attributable to the excess over the 2.6X multiple in the form of Spartan Motors common stock to the named executives.  The target amounts disclosed here are only representative amounts based on past experience and expectations at the time of annual plan approval.  For 2009, it was expected that the Compensation Committee would elect to pay all awards earned under the SPAR plan in cash.  Threshold and maximum amounts are not reported because the actual award is based on Company performance and can be any value with a minimum of zero and no theoretical maximum.  For details regarding how awards under the SPAR Plan are determined, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)

For Mr. Sztykiel, Mr. Nowicki, Mr. Gorman, and Mr. Kivell, the amount reported in this column reflects the number of shares of common stock issued to the named executive during 2009.  All such shares were granted pursuant to the Company’s shareholder-approved Stock Incentive Plan of 2007 and are subject to 5-year vesting schedules (20% per year beginning on the first anniversary of the grant date).  The amounts reported for Mr. Foster and Mr. Knapp reflect shares of common stock granted pursuant to the Company’s shareholder-approved Stock Incentive Plan of 2005.  Because Mr. Foster and Mr. Knapp were both retirement-eligible at the time the shares were granted, the shares were fully vested on the date of grant.  Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock.  All restricted stock have voting rights and are subject to cancelation in the event of termination from employment for reasons other than death, disability, or retirement.

(4)

Amounts reported equal the aggregate grant date fair value determined in accordance with FASB ASC Topic 718, “Stock Compensation,” and do not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 11 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2009.

(5)	Mr. Knapp retired in July of 2009.

            The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at December 31, 2009

            The following table provides information concerning unexercised options, SARs, and stock that has not vested for each named executive officer outstanding as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)

John E. Sztykiel	44,998 45,000 44,999 11,250 28,125 23,000	$5.06 4.49 5.30 4.57 10.12 7.64	12/31/2012 12/31/2013 12/31/2014 12/31/2015 12/29/2016 12/31/2017	99,825	$562,015

Joseph M. Nowicki	--	--	--	15,000	84,450

Thomas W. Gorman	--	--	--	20,000	112,600

Thomas T. Kivell	--	--	--	8,000	45,040

William F. Foster	28,125 28,123 28,125 28,124 7,030 15,000 14,000	1.86 5.06 4.49 5.30 4.57 10.12 7.64	6/30/2010 12/31/2012 12/31/2013 12/31/2014 12/31/2015 12/29/2016 12/31/2017	--	--

James W. Knapp	7,030 15,000 13,000	4.57 10.12 7.64	12/31/2015 12/29/2016 12/31/2017	--	--

(1)	All of the options and SARs reported in this table are fully exercisable.

(2)

The exercise price for any option or SARs is set pursuant to the related Company stock incentive plan under which it was issued.  Incentive stock options granted under the 1994 Incentive Stock Option Plan or the Stock Option and Restricted Stock Plan of 1998 must have an exercise price equal to at least 100% of the fair market value on the date of grant.  Any stock options granted under the Stock Option and Restricted Stock Plan of 2003, the Stock Incentive Plan of 2005 or the Stock Incentive Plan of 2007 must be equal to or greater than 100% of the fair market value of Spartan Motors stock on the grant date.  Refer to Note 11 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2009 for further information.

(3)	The vesting dates for shares of restricted stock that have not vested as of December 31, 2009 are set forth below:

Executive Officer	Vesting Date	Restricted Stock Vesting (#)

John E. Sztykiel	6/30/2010 7/3/2010 6/30/2011 7/3/2011 6/30/2012 7/3/2012 6/30/2013 6/30/2014	18,750 8,775 18,750 8,775 12,000 8,775 12,000 12,000

Joseph M. Nowicki	6/30/2010 6/30/2011 6/30/2012 6/30/2013 6/30/2014	3,000 3,000 3,000 3,000 3,000

Thomas W. Gorman	6/30/2010 6/30/2011 6/30/2012 6/30/2013 6/30/2014	4,000 4,000 4,000 4,000 4,000

Thomas T. Kivell	6/30/2010 6/30/2011 6/30/2012 6/30/2013 6/30/2014	1,600 1,600 1,600 1,600 1,600

William F. Foster	--	--

James W. Knapp	--	--

(4)

The market value of the unvested restricted stock is determined by multiplying the closing market price of the Spartan Motors’ common stock as of December 31, 2009 ($5.63) by the number of shares of stock.

Option Exercises and Stock Vested in 2009

            The following table provides information concerning vesting of stock, including restricted stock and similar instruments, during 2009 for each of the named executive officers on an aggregated basis.  None of the named executive officers exercised options or stock appreciation rights during fiscal 2009.

Stock Vested

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John E. Sztykiel	15,525	$145,449
Joseph M. Nowicki	--	--
Thomas W. Gorman	--	--
Thomas T. Kivell	--	--
William F. Foster	--	--
James W. Knapp	--	--

(1)

The amount in this column is determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the  trading day immediately preceding the vesting date).

Non-Qualified Deferred Compensation

            The following table provides information concerning non-qualified deferred compensation for 2009.  This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Name	Plan(1)	Executive Contributions In Last FY(2) ($)	Registrant Contributions In Last FY(3) ($)	Aggregate Earnings In Last FY(4) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)

John E. Sztykiel	SPAR Plan	$49,863	$--	$12,773	$268,736	$49,863
	SERP	18,423	14,889	19,551	--	121,708
	Total	68,286	14,889	32,324	268,736	171,571

Joseph M. Nowicki	SPAR Plan	--	--	--	--	--

Thomas W. Gorman	SPAR Plan	--	--	--	--	--

Thomas T. Kivell	SPAR Plan	--	--	--	--	--

William F. Foster	SPAR Plan	12,348	--	2,271	47,790	12,348

James W. Knapp	SPAR Plan	--	--	8,589	180,717	--
	SERP	316,298	14,952	4,996	253,274	332,525
	Total	316,298	14,952	13,555	433,991	332,525

(1)	Mr. Sztykiel and Mr. Knapp were the only named executive officers who participated in the SERP in 2009. Please see the narrative discussion following this table for more information.

(2)

The amounts reported in this column consist of mandatory and voluntary deferrals under the SPAR Plan, and for Mr. Sztykiel and Mr. Knapp only, deferrals of compensation under the SERP.  All SPAR Plan and SERP employee deferrals in previous fiscal years were disclosed in the applicable year’s Summary Compensation Table.

(3)

Spartan Motors does not make matching contributions on behalf of participants in the SPAR Plan.  Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the all other compensation column on the Summary Compensation table.

(4)

Participants in the SPAR Plan earn interest on any deferred balances at an annual rate equal to the lower of: (a) the highest rate the Company pays at the time of the deferral on its debt capital, or (b) 10%.  For 2009, the interest rate on deferred balances was 4.99%.   Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid or reset in the following year based on the parameters above. Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company.   The investment choices consist of specified mutual funds primarily those offered by Fidelity Investments.  Only the amounts earned related to the SPAR Plan are reported as non-equity incentive plan compensation on the Summary Compensation table above.

            Spartan Motors maintains two non-qualified deferred compensation plans:  the Supplemental Executive Retirement Plan (“SERP”) and the Spartan Profit and Return Management Incentive Bonus Plan (“SPAR Plan”).

The SERP

            The SERP is a “non-qualified” defined contribution plan administered by the Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and “profit sharing” type contributions by the Company.  The SERP is operated much like the Company’s 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors.  The SERP is a funded plan, however, the participants are merely general creditors of the Company.  The SERP’s assets are subject to other creditors of the Company in some circumstances.  In 2009, Mr. Sztykiel and Mr. Knapp were the only named executive officers who participated in the SERP.

            The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year.  At the beginning of each plan year, the Compensation Committee may elect to match all or a specified portion of each participant’s contribution for that year.  The Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company’s 401(k) plan but for limitations imposed by the Internal Revenue Code.  In addition, the Compensation Committee may, in its discretion,  make an additional matching contribution and/or a “profit-sharing” type contribution to the SERP each year.

            Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name.  Earnings on each participant’s SERP balance are determined by the investment election of the participants.  The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

            All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability or a change in control of the Company.  Amounts are also distributable upon an unforeseeable emergency.  Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability or change in control of the Company.

            Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled.  Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

            Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

The SPAR Plan

            Deferred compensation is only a secondary feature of the SPAR plan; the primary purpose of the plan is to provide an incentive for the executives and certain other key associates to earn a bonus based on specified measures of operating performance.  The calculation of awards under the SPAR Plan is described in the “Compensation Discussion and Analysis” section of this Proxy Statement.  The deferral features of the plan are described here.

Mandatory Deferral. Each participant in the SPAR Plan is required to defer 25% of the current year’s annual incentive bonus earned, plus 25% of the unpaid carryover balance from the previous year.

Interest on Mandatory Deferrals.  Interest is credited on any deferred balances at an annual rate equal to the highest rate the Company pays at the time of the deferral on its debt capital or 10%, whichever is lower.  Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid or the rate is reset in the following year based on the parameters above.

Annual Incentive Bonus Cash Payout.  Payments on annual incentive bonuses to all participants in the SPAR Plan employed by the Company on the last day of the performance year are calculated and paid no later than February 28 of the year following the end of the performance year.  The amount of the annual payout is equal to the sum of:

•	75% of any unpaid carryover balance (mandatory deferred balance) from prior years; and

•	75% of the annual incentive bonus earned for the current performance year.

            Termination of Employment; Change of Control; Death, Disability, and Retirement.  Subject to certain exceptions, if a participant’s employment voluntarily or involuntarily terminates for any reason other than death, disability, or retirement during any performance year, the participant will not earn an annual incentive bonus for that year.  The participant will receive 50% of his or her mandatory deferred balance.  See footnote two to the Potential Payments Upon Termination or Change-in-Control table below for further details.

            If a participant dies, becomes disabled, or retires, or if there is a change in control (all as defined in the SPAR Plan), then the participant receives a prorated annual incentive bonus for the year in which the event occurs and all of the participant's mandatory deferred balances.

Potential Payments Upon Termination or Change-in-Control

            The following table summarizes the potential payments and benefits payable to the Company’s named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2009.  The closing market price of Spartan Motors common stock was $5.63 on December 31, 2009, the last trading day of the year.

Triggering Event and Payments/Benefits

	John E. Sztykiel	Joseph M. Nowicki	Thomas W. Gorman	Thomas T. Kivell	William F. Foster	James W. Knapp

Change in Control (1)
Early Vesting of Restricted Stock (2)	$562,015	$84,450	$112,600	$45,040	$--	$--
SPAR Plan (3)	49,863	--	--	--	12,348	--
SERP Plan (4)	121,708	--	--	--	--	332,525

Death
Early Vesting of Restricted Stock (2)	562,015	84,450	112,600	45,040	--	--
SPAR Plan (3)	49,863	--	--	--	12,348	--
SERP Plan (4)	121,708	--	--	--	--	332,525

Disability
Early Vesting of Restricted Stock (2)	562,015	84,450	112,600	45,040	--	--
SPAR Plan (3)	49,863	--	--	--	12,348	--
SERP Plan (4)	121,708	--	--	--	--	332,525

Retirement
Early Vesting of Restricted Stock (2)	562,015	84,450	112,600	45,040	--	--
SPAR Plan (3)	49,863	--	--	--	12,348	--
SERP Plan (4)	121,708	--	--	--	--	332,525

Other
Termination Without Cause(5)	--	250,000	305,000	--	--	--

(1)

Under the Stock Incentive Plan of 2007, the Stock Incentive Plan of 2005 and the Stock Option and Restricted Stock Plan of 2003, upon a change in control of the Company, all of the named executive officers’ unvested stock options and stock appreciation rights become immediately exercisable in full and will remain exercisable during their remaining terms.  All other outstanding incentive awards of the named executive officers, become immediately and fully vested and nonforfeitable upon a change in control of the Company.

The Stock Option and Restricted Stock Plan of 1998 allows the Compensation Committee to include provisions in incentive awards that accelerate the vesting or elimination of restrictions on incentive awards upon a change in control of the Company.

The 1994 Incentive Stock Option Plan allows a participant to exercise his or her wholly or partially unexercised options for a limited period of time prior to the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation.

(2)

The Compensation Committee  approved on October 23, 2006 that a participant’s shares of restricted stock under all existing stock incentive plans will become immediately vested upon death, disability or retirement.  Under the stock incentive plans of 2003, 2005 and 2007, the only plans under which restricted shares have been granted, all restricted stock will become fully vested upon change in control of the Company.

(3)

In the event a participant in the SPAR Plan dies, becomes disabled, or retires, 100% of the sum of mandatory deferred balances are payable to the participant at the next regularly scheduled date for the payment of incentive bonuses.  In the event of a change in control of the Company or one of its business units (defined as acquisition by a purchaser of more than 50% of the Company's stock or substantially all the assets of the Company or one of its units) 100% of the sum of mandatory and any optional deferred balances are payable to the participant at the next regularly scheduled date for payment of incentive bonuses.  For terminations other than death, disability, retirement, or change in control prior to the end of the performance year, 50% of the sum of mandatory deferred  balances are payable to the participant within thirty days after separation from service, but not in a later taxable year.

(4)	Amount reflects accumulated balance, earnings to date on the balance and registrant contributions for the SERP plan.

(5)	Amounts reported in this row reflect severance payments the Company is obligated to make to the named executive officer upon any termination of employment without cause.

Compensation of Directors

            The following table provides information concerning the compensation of Directors for Spartan’s last completed fiscal year.

Director Compensation

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Total ($)

David R. Wilson(4)	$96,000	$177,055	$273,055

Hugh W. Sloan, Jr.	45,600	83,259	128,859

George Tesseris(5)	49,900	72,059	121,959

Kenneth Kaczmarek	49,500	72,059	121,559

Richard R. Current	45,833	72,059	117,892

Ronald Harbour(6)	26,000	72,059	98,059

Richard F. Dauch	--	--	--

______________________

(1)

Executive officers who serve as Directors (John Sztykiel and William Foster) receive no additional compensation for their service as Directors.  All compensation paid to Mr. Sztykiel and Mr. Foster is reported in the Summary Compensation Table above.

(2)	As of December 31, 2009, each Director had outstanding the following aggregate number of stock awards and options to purchase or SARs awards with respect to the following number of shares:

Name	Outstanding Stock Awards - # of shares	Outstanding Option/SAR Awards - # of shares

David R. Wilson	26,125	158,024

Hugh W. Sloan, Jr.	12,175	3,900

George Tesseris	12,175	90,524

Kenneth Kaczmarek	12,175	19,649

Richard R. Current	6,360	--

Ronald Harbour	6,360	--

Richard F. Dauch	--	--

(3)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2009.  The fair values were determined in accordance with the FASB ASC Topic 718, “Stock Compensation.”  For information regarding valuation assumptions, see Note 11 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2009.

(4)	Mr. Wilson will not be standing for re-election when his current term ends on May 19, 2010.

(5)	Mr. Tesseris will not be standing for re-election when his current term ends on May 19, 2010.

(6)	Mr. Harbour joined the Board of Directors on April 23, 2009.

            Each non-employee Director received a $4,500 quarterly retainer fee for 2009, with the exception of Mr. Harbour who received a prorated amount of $3,000 in the second quarter of 2009 when he first joined the Board.  In addition, non-employee Directors received a fee of $1,400 for each meeting of the Board of Directors attended in 2009 and $700 for each conference call of the Board of Directors in which he participated in 2009.  The fees for meeting attendance and conference call participation are per diem amounts – i.e., if a Director attends a Board and committee meeting on the same day, only one fee is paid, except that Directors who are members of all three Board committees, except for the Chairman, have received an additional $1,000 for attending three or more such meetings in one day.

            Committee chairs received an additional annual fee in 2009 as follows:

•	Audit Committee Chairman	$ 4,000
•	Compensation Committee Chairman	$ 4,000
•	Corporate Governance and Nominating Committee	$ 2,000

            In lieu of the foregoing fees, David R. Wilson, Chairman of the Board, receives a $96,000 annual retainer fee, which is paid in monthly installments.

            Each non-employee Director receives an annual grant of restricted stock under the 2003, 2005 or 2007 Stock Incentive Plans (awards will be made under the 2005 Plan until it is exhausted, and then under the 2007 Plan).  The restricted stock is awarded on or about June 30 of each year, and has a vesting period of three years.  When a non-employee Director retires (as described below), all restricted stock granted under the Plan shall vest in accordance with their terms and their ownership of the restricted stock will not be affected.

            Retirement occurs when a Director completes a term for which he or she was elected and either (i) the Director is not re-elected by shareholders for a subsequent term, or (ii) the Director declines to stand for re-election  and such Director is 62 years of age or 60 years of age with at least 10 years of service with the Company.  The Committee has sole discretion in applying an appropriate age or other factors as may be set forth in the Incentive Award agreement or other grant document with respect to a director, participant or a particular incentive award.

            The number of shares for each annual award of restricted stock is fixed (subject to anti-dilution adjustment for events such as stock splits).  In 2009, each non-employee Director other than the Chairman of the Board received a grant of 6,360 shares of restricted stock on June 30, 2009.  The Chairman of the Board received a grant of 13,650 shares of restricted stock on June 30, 2009.

            Directors are also eligible to participate in the Spartan Motors, Inc. Directors’ Stock Purchase Plan.  This plan provides that non-employee Directors of Spartan Motors may elect to receive at least 25% and up to 100% of their “Director’s fees” in the form of Spartan Motors common stock.  The term “Director’s fees” means the amount of income payable to a non-

employee Director for his or her service as a Director of Spartan Motors, including payments for attendance at meetings of Spartan Motors’ Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee Director who elects to receive Spartan Motors common stock in lieu of some or all of his or her Director’s fees will, on or shortly after each “applicable date,” receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the Director’s fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term “applicable date” means any date on which a Director’s fee is payable to the participant. To date, no shares have been issued under this plan.

Compensation Committee Report

            The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.”  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan’s annual report on Form 10-K and Proxy Statement on Schedule 14A.

Respectfully submitted,

George Tesseris, Chairman
David R. Wilson
Hugh W. Sloan, Jr.

Ronald Harbour

Compensation Committee Interlocks

            Compensation Committee Interlocks and Insider Participation.  Messrs. Tesseris, Sloan, Wilson, and Harbour served as members of the Compensation Committee during the last completed fiscal year.  None of the above members of the Compensation Committee were, during the fiscal year, an officer or employee of Spartan Motors or formerly an officer of Spartan Motors. None of Spartan’s executive officers served as a member of a Compensation Committee (or Board committee performing a similar function) for another entity.

Transactions with Related Persons

Transactions with Related Persons

            Since January 1, 2009, the Company did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.

            The Code of Ethics and Compliance, available for viewing at the Company’s website at www.spartanmotors.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Compliance Officer and requires all Directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors.  The Company expects its Directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present a conflict between the Company’s interests and their own personal interests. The Directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that person’s judgment in the course of his or her job for the Company.

            Additionally, it is the Company’s unwritten policy that the Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management.  Generally speaking, a “related” person is a Director, executive officer, or affiliate of the Company, or a family member of a Director, executive officer, or affiliate of the Company.  To identify related person transactions, each year the Company requires its Directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which the officer or Director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. A “related person transaction” is any transaction involving more than $120,000 in which the Company participates and a “related” person has a direct or indirect material interest.  The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Audit Committee Report

            The Audit Committee reviews and supervises on behalf of the Board of Directors Spartan Motors’ procedures for recording and reporting the financial results of its operations.  Spartan Motors’ management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors’ audited financial statements for the year ended December 31, 2009, and has discussed those financial statements with Spartan Motors’ management.

 The Audit Committee has also discussed with Spartan Motors’ independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, the judgments of the independent registered public accounting firm concerning the quality, not just the acceptability, of Spartan Motors’ accounting principles and such other matters that are required under applicable rules, regulations, U.S. generally accepted accounting principles and the standards of the Public Company Accounting Standards Oversight Board (United States) (PCAOB).  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the PCAOB and has discussed their independence from Spartan Motors and Spartan Motors’ management with them, including a consideration of the compatibility of non-audit services with their independence.

            After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors’ Board of Directors that the audited financial statements for the year ended December 31, 2009 be included in Spartan Motors’ annual report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

Richard R. Current, Chairman
Kenneth Kaczmarek
Hugh W. Sloan, Jr.
David R. Wilson

Independent Auditors

Proposal to Ratify Appointment of BDO Seidman, LLP as Spartan Motors’ Independent Auditors for the Current Fiscal Year

            Subject to the ratification of shareholders, Spartan Motors’ Audit Committee  has appointed BDO Seidman, LLP as its independent registered public accounting firm for its 2010 fiscal year.  Representatives of BDO Seidman, LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

            Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO Seidman, LLP.

BDO Seidman LLP’s Fees

            All fees paid to BDO Seidman, LLP for services performed in 2009 and 2008, were approved pursuant to Spartan Motors’ Audit Committee Pre-Approval Policy described above under “Audit Committee” on page 9.  A summary of the fees billed by BDO Seidman, LLP for each of the last two calendar years follows.

	2009	2008

Audit Fees(1)	$504,625	$413,000
Audit-Related Fees(2)	71,529	28,620
Tax Fees(3)	366,604	213,337
Other Fees(4)	--	--

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements, including a recent acquisition, and review of financial statements included in the Company’s Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Represents the aggregate fees billed by the principal accountant for completion of the employee benefit plan audit, due diligence work performed related to an acquisition and general accounting consultations and services that are unrelated to the annual audit.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	BDO Seidman, LLP did not bill Spartan Motors for any services other than those described above.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors’ Directors and executive officers and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission.  Based solely on the Company’s review such reports filed with the Securities and Exchange Commission and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2009 fiscal year, the Company believes that its Directors and executive officers complied with all applicable Section 16(a) filing requirements during 2009, with the exception noted below.  A corrected Form 3 was filed for Mr. Gorman related to the purchase of stock  completed prior to Mr. Gorman’s employment with the Company and inadvertently not reported on his initial Form 3.

Shareholder Proposals

            Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2011 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 20, 2010 to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.  Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.  All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2011 must be received by Spartan Motors not later than December 20, 2010 or they will be considered untimely.

Solicitation of Proxies

            We will initially solicit proxies by mail.  In addition, Directors, officers and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation.  Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them.  Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

            As permitted by Securities and Exchange Commission rules, only one copy of this Proxy Statement and the 2009 annual report to shareholders is being delivered to multiple shareholders sharing the same address unless Spartan Motors has received contrary instructions from one or more of the shareholders who share the same address.  We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of the Proxy Statement and the 2009 annual report to shareholders.

            Any shareholder sharing an address may request to receive and instruct us to send separate copies of the Proxy Statement and annual report to shareholders on an ongoing basis by written or oral request.  Requests in writing should be addressed to Spartan Motors, Inc., Attn:  Thomas T. Kivell, Secretary, 1000 Reynolds Road, Charlotte, Michigan 48813.  Requests may be made by calling the Company at (517) 543‑6400.  We will begin sending separate copies of such documents within thirty days of receipt of such instructions.

            Shareholders sharing an address who are currently receiving multiple copies of the Proxy Statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis.  Such instructions must be in writing and must be signed by each shareholder who is currently receiving a separate copy of the documents.  This request with appropriate signatures, must be addressed to Mr. Kivell at the address above and will continue in effect unless and until we receive contrary instructions as provided above.

Form 10-K Report Available.

            Spartan Motors’ annual report to the Securities and Exchange Commission on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request.  Please direct your requests to Mr. Kivell at the address above.  In addition, Spartan Motors’ annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors’ website at www.spartanmotors.com in the “Shareholders” section.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas T. Kivell
Secretary

Charlotte, Michigan
April 19, 2010

ANNUAL MEETING OF SHAREHOLDERS OF

SPARTAN MOTORS, INC.

May 19, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.spartanmotors.com/asm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

Your Board of Directors Recommends That You VOTE FOR ALL NOMINEES AND FOR THE PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

FOR	AGAINST	ABSTAIN
1.	To elect two directors for three-year terms expiring in 2013.	2.	Proposal to ratify the Audit Committee’s appointment of BDO Seidman LLP as independent auditors for the current fiscal year.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	○	Richard F. Dauch
○	Ronald E. Harbour
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark
“FOR ALL EXCEPT” and fill in the circle next to that nominee’s name. Fill in the circle as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy.  If shares are held jointly, each holder should sign.  If signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

PROXY	PROXY

SPARTAN MOTORS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Shareholders to be held May 19, 2010

            As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

            The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813, on May 19, 2010 and hereby appoints John E. Sztykiel and Joseph M. Nowicki, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of Spartan Motors, Inc. held of record by the undersigned as of March 22, 2010 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

            You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees listed for directors and FOR the approval of the proposal identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)